ACCOUNTANT'S AWARENESS LETTER

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We are aware that our review of the interim financial statements of Advaxis, Inc. as of January 31, 2006 and for the three-month periods ended January 31, 2006 and 2005, and the period March 1, 2002 (inception) to January 31, 2006 and included in Form 10-QSB for the three-month periods ended January 31, 2006 and 2005 is incorporated by reference in this Amendment Number 1 to the Registration Statement on Form SB-2 (Registration Number 333-132298) and the post-effective Amendment Number 3 to Form SB-2 (Registration Number 333-122504). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 7, 2006